EXHIBIT 99.2

Warrior Technologies Acquisition Company Announces Closing of Upsized $276 Million Initial Public Offering, Including Full Exercise of the Underwriters’ Over-Allotment Option

MIDLAND, Texas, March 2, 2021/PRNewswire/ -- Warrior Technologies Acquisition Company (the “Company”) announced today that it closed its upsized initial public offering of 27,600,000 units, which included the full exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $276,000,000. The units began trading on the New York Stock Exchange under the ticker symbol “WARR.U” on February 26, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant, with each whole warrant enabling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share. Once the shares of Class A common stock and warrants begin separate trading, they are expected to be listed on the NYSE under the symbols “WARR” and “WARR.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Warrior Technologies Acquisition Company, led by H.H. “Tripp” Wommack III, Todd Overbergen, James P. Benson and Marcus C. “Marc” Rowland, was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the environmental services sector with a focus on environmental, social and governance (ESG) practices.

Raymond James & Associates, Inc. and EarlyBirdCapital, Inc. served as joint book running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Equity Syndicate, 1-800-248-8863, prospectus@raymondjames.com; or from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and became effective on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
H.H. “Tripp” Wommack III

Tripp@warr-wtac.com